GSI Technology, Inc. Reports Third-Quarter Fiscal 2016 Results

SUNNYVALE, CA -- (Marketwired - January 28, 2016) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its third fiscal quarter ended December 31, 2015.

The Company reported a net loss of $(819,000) or $(0.04) per diluted share, on net revenues of $12.9 million for the third quarter of fiscal 2016, compared to net income of $148,000, or $0.01 per diluted share, on net revenues of $14.2 million in the third quarter of fiscal 2015 and a net loss of $(347,000) or $(0.02) per diluted share, on net revenues of $13.6 million in the second quarter of fiscal 2016, ended September 30, 2015. Gross margin was 49.4% compared to 46.7% in the prior year period and 50.9% in the preceding second quarter.

Total operating expenses in the third quarter of fiscal 2016 were $7.9 million, compared to $7.3 million in the third quarter of fiscal 2015 and $7.2 million in the preceding second quarter. Research and development expenses were $2.8 million, compared to $2.9 million in the prior year period and $2.9 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were up year-over-year to $5.2 million compared to $4.5 million in the quarter ended December 31, 2014, and up sequentially from $4.3 million in the preceding quarter.

Litigation-related expenses in the third quarter of fiscal 2016 were $2.4 million, up from $1.6 million in the previous quarter and $1.8 million in the same period a year ago. Litigation-related expenses in the third quarter were incurred in connection with the preparation for and conduct of the trial of a commercial and trade secret lawsuit against United Memories, Inc. ("UMI") and Integrated Silicon Solutions, Inc. ("ISSI"). As previously reported, the trial began on October 26, 2015 and concluded on November 25, 2015 with mixed results.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted, "Our net revenues and gross margin came in within the range of guidance that we had provided earlier in the third quarter. As in the last several quarters, our gross margin came in above our operating model at 49.4%, fueled by a continuing favorable mix of higher margin products. During the third quarter, we continued to see slowness in the telecommunications and networking markets and continued weak sales in Asia. Also, as expected, we again incurred substantial litigation-related expenses as we prepared for and conducted the trial in the UMI/ISSI case. Excluding the impact of litigation-related expenses, our bottom line for the third quarter would have been net income of $1.5 million rather than a $819,000 net loss. The trial of this case is now concluded, and we anticipate substantially reduced legal expenses in coming quarters. This lengthy litigation has also constituted a major distraction for our management team, and its conclusion will allow the team to focus its attention on maintaining our leadership position in the high speed SRAM segment, expanding into the low-latency DRAM space as shipments of our LLDRAMs increase, and developing the associative computing technology we acquired from MikaMonu during the third quarter. We see greatly expanded opportunities in big data, computer vision and cyber security as we develop products utilizing this new IP."

Sales to Alcatel-Lucent were $4.8 million, or 37.1% of net revenues, during the third quarter, compared to $3.5 million, or 25.6% of net revenues, in the prior quarter and $3.2 million, or 22.8% of net revenues, in the same period a year ago. Third-quarter direct and indirect sales to Cisco Systems were $1.1 million, or 8.9% of net revenues, compared to $1.1 million, or 7.9% of net revenues, in the prior quarter, and $2.0 million, or 13.9% of net revenues, in the same period a year ago. Military/defense sales were 15.8% of shipments compared to 24.7% of shipments in the prior quarter and 24.3% of shipments in the comparable period a year ago. SigmaQuad sales were 54.9% of shipments compared to 54.2% in the prior quarter and 40.7% in the third quarter of fiscal 2015.

Third-quarter fiscal 2016 operating loss was $(1.6 million), compared to operating losses of $(297,000) in the prior quarter and $(654,000) a year ago. The third-quarter fiscal 2016 net loss included interest and other income of $89,000 and a tax benefit of $652,000, compared to $101,000 in interest and other income and a tax benefit of $701,000 a year ago; in the preceding quarter, net loss included interest and other expense, net of $21,000 and a tax provision of $29,000.

Total third-quarter pre-tax stock-based compensation expense was $414,000 compared to $498,000 in the prior quarter and $390,000 in the comparable quarter a year ago.

At December 31, 2015, the Company had $50.1 million in cash, cash equivalents and short-term investments and $15.5 million in long-term investments.

Stock Repurchase Program

Our Board of Directors has authorized us to repurchase, at management's discretion, shares of our common stock. On August 20, 2013, the Board increased the dollar value of shares that may be repurchased by $10 million. Under the repurchase program, we may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended December 31, 2015, we repurchased 239,508 shares at an average cost of $4.21 per share for a total cost of $1.0 million. To date, the Company has repurchased a total of 9,546,446 shares at an average cost of $5.30 per share for a total cost of $50.6 million, including 3,846,153 shares acquired for purchase, at a purchase price of $6.50 per share, under a modified "Dutch auction" self-tender offer completed in August 2014. At December 31, 2015, management was authorized to repurchase additional shares of our common stock with a value of up to $4.4 million under the repurchase program.

Outlook for Fourth Quarter of Fiscal 2016

Looking forward to the fourth quarter of fiscal 2016, we currently expect net revenues to be in the range of $12.2 million to $13.2 million. We expect gross margin of approximately 48% to 50% in the fourth quarter.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2015 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 28, 2016. To listen to the teleconference, please call toll-free 888-510-1785 approximately 10 minutes prior to the above start time and provide Conference ID 865353. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a provider of high performance semiconductor memory solutions to networking, industrial, medical, aerospace and military customers. The company is headquartered in Sunnyvale, California and has sales offices in the Americas, Europe and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the integration of the operations of MikaMonu, including potential problems, delays or unanticipated costs that may be encountered in the development of products based on the MikaMonu technology and the establishment of new markets and customer relationships for the sale of such products. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                                 Three Months Ended       Nine Months Ended
                           ----------------------------- -------------------
                            Dec. 31, Sept. 30,  Dec. 31,  Dec. 31,  Dec. 31,
                              2015      2015      2014      2015      2014
                           --------- --------- --------- --------- ---------

Net revenues               $  12,921 $  13,577 $  14,227 $  40,523 $  40,435
Cost of goods sold             6,535     6,660     7,577    19,925    21,785
                           --------- --------- --------- --------- ---------

Gross profit                   6,386     6,917     6,650    20,598    18,650
                           --------- --------- --------- --------- ---------

Operating expenses:

  Research & development       2,782     2,940     2,850     8,720     8,869
  Selling, general and
   administrative              5,164     4,274     4,454    14,743    12,945
                           --------- --------- --------- --------- ---------
    Total operating
     expenses                  7,946     7,214     7,304    23,463    21,814
                           --------- --------- --------- --------- ---------

Operating loss               (1,560)     (297)     (654)   (2,865)   (3,164)

Interest and other income
 (expense), net                   89      (21)       101       184       284
                           --------- --------- --------- --------- ---------

Income (loss) before
 income taxes                (1,471)     (318)     (553)   (2,681)   (2,880)
Provision (benefit) for
 income taxes                  (652)        29     (701)     (598)     (632)
                           --------- --------- --------- --------- ---------
Net Income (loss)          $   (819) $   (347) $     148 $ (2,083) $ (2,248)
                           ========= ========= ========= ========= =========

Net income (loss) per
 share, basic              $  (0.04) $  (0.02) $    0.01 $  (0.09) $  (0.09)
Net inocme (loss) per
 share, diluted            $  (0.04) $  (0.02) $    0.01 $  (0.09) $  (0.09)

Weighted-average shares
 used in computing per
 share amounts:

Basic                         22,612    22,676    23,738    22,743    25,591
Diluted                       22,612    22,676    24,325    22,743    25,591

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                                 Three Months Ended        Nine Months Ended
                           ----------------------------- -------------------
                                        Sept.
                            Dec. 31,     30,    Dec. 31,  Dec. 31,  Dec. 31,
                              2015      2015      2014      2015      2014
                           --------- --------- --------- --------- ---------

Cost of goods sold         $      85 $      87 $      93 $     242 $     296
Research & development           208       224       220       649       709
Selling, general and
 administrative                  121       187        77       496       528
                           --------- --------- --------- --------- ---------
                           $     414 $     498 $     390 $   1,387 $   1,533
                           ========= ========= ========= ========= =========

Litigation related expenses included in the Condensed Consolidated
 Statements of Operations:

                                 Three Months Ended        Nine Months Ended
                           ----------------------------- -------------------
                                        Sept.
                            Dec. 31,     30,    Dec. 31,  Dec. 31,  Dec. 31,
                              2015      2015      2014      2015      2014
                           --------- --------- --------- --------- ---------

Selling, general and
 administrative            $   2,373 $   1,553 $   1,804 $   6,434 $   5,067

GSI Technology, Inc.
 Douglas M. Schirle
 Chief Financial Officer
 408-331-9802

Hayden IR
 David Fore or Brett Maas
 206-395-2711